Exhibit 5.01

[LETTERHEAD OF RAINEY, ROSS, RICE & BINNS, P.L.L.C.]

June 16, 2008

OGE Energy Corp.

321 N. Harvey

Oklahoma City, Oklahoma 73101

Re:	6,000,000 Shares of Common Stock, par value $0.01 per share, and associated Rights to Purchase Series A Preferred Stock

Ladies and Gentlemen:

We have examined the Form S-3 Registration Statement (the “Registration Statement”), of OGE Energy Corp. (the “Company”), to which this opinion is an exhibit, for the registration under the Securities Act of 1933, as amended (the “Act”), of 6,000,000 shares of Common Stock, par value $0.01 per share (the “Shares”), including the associated preferred stock purchase rights (the “Rights”). We have examined all records, instruments, and documents which we have deemed necessary for the purposes of this opinion, including the Registration Statement.

Based upon the foregoing and upon our general familiarity with the property and affairs of the Company, we are of the opinion that:

1.         The Company is a validly organized and legally existing corporation, in good standing under the laws of the State of Oklahoma and is authorized to conduct and operate its business as a public utility holding company in the State of Oklahoma.

2.         When, as and if the Registration Statement becomes effective pursuant to the provisions of the Act and, when, as and if the Shares have been registered and delivered, and the consideration for the Shares duly received by the Company, all in the manner contemplated by the Registration Statement, the Shares will be legally issued, fully paid and nonassessable.

3.         When issued in accordance with the terms of the Amended and Restated Rights Agreement, dated as of October 10, 2000, between the Company and Chase Mellon Shareholder Services LLC (now BNY Mellon Shareowner Services), as rights agent, the Rights will be validly issued.

We hereby consent to the filing of this opinion as Exhibit 5.01 to the Registration Statement and to the reference to us with respect to this opinion under the caption “Legal Opinions” in the prospectus constituting a part of the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Respectfully,

RAINEY, ROSS, RICE & BINNS, P.L.L.C.

By:	/s/ Hugh D. Rice
Hugh D.Rice